Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Completes New Credit Facility Lowering Interest Expense and

Increasing Flexibility for Five-Year Growth Plan

MENLO PARK, CA – September 27, 2016 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the packaged food and biomaterial markets, announced that it has successfully completed a new syndicated credit facility with JPMorgan Chase, BMO Harris Bank, a part of Bank of Montreal Financial Group and City National Bank, a subsidiary of Royal Bank of Canada, providing a lower interest expense and increased financial flexibility in support of Landec’s five-year growth plan. Landec plans to use these funds to capitalize on the significant tailwinds in the healthy living segments in which it participates by expanding its existing operations and fueling its internal innovation initiatives.

The syndicate is being jointly led by JPMorgan Chase and BMO Harris, each committing $62.5 million, and with City National as a participant committing $25 million, for a total credit facility of $150 million, consisting of a $50 million term loan that refinanced existing debt and a $100 million revolving credit facility.

The $50 million term loan has a five-year term with a ten-year amortization and no prepayment penalties. Our interest expense over the next 12 months is projected to decrease by approximately $400,000 compared to the interest expense the Company would have incurred on the previous loans that were refinanced. The interest rate is based on Landec’s leverage ratio and can range from LIBOR plus 1.25% to 2.25%. The spread at close was 1.75% for an initial interest rate of approximately 2.30%. This initial interest rate is approximately 115 basis points lower than the average interest rate the Company was paying on the refinanced debt.

The $100 million revolving credit facility combined with the Company’s operating cash flow will be used primarily to fund capacity expansion of existing operations and new product development plus other innovation efforts to achieve Landec’s five-year growth plan. The funds also provide for potential merger and acquisition activity. The Company is not anticipating any near-term merger and acquisition activity, however, this credit facility provides flexibility for Landec to pursue such activity if and when the opportunity arises.

Greg Skinner, Landec’s Vice President Finance and CFO, said, “The current banking environment is very favorable to growing, profitable, and well capitalized companies like Landec and we are pleased to secure debt financing from this syndicate of three leading and highly regarded banks, JPMorgan Chase, BMO Harris and City National. Importantly, these banks understand our objectives to move to a cash flow loan structure with more favorable terms and financial flexibility compared to our prior asset based debt financing loan structure which was more expensive and less flexible. We look forward to growing our business relationship with all of the banks in this syndicate.”

As a result of refinancing all of the Company’s debt with this new credit facility, in the second quarter of fiscal 2017, Apio will record a $1.2 million charge primarily due to the non-cash write off of unamortized debt issuance costs related to the refinanced debt. This charge had been factored into our original guidance and therefore does not change our guidance for fiscal 2017.

Molly Hemmeter, Landec’s President and CEO, commented, “At Landec, we are building internal capabilities and a strong culture of innovation. The healthy living segments in which we participate are expected to grow significantly in the years to come and we are committed to responding to the needs of the market by developing higher margin products that deliver value to consumers. Landec is uniquely positioned in the healthy living space to deliver organic growth, which historically has a much higher return on investment than growth from acquisitions. That being said, the new debt facility provides for select, strategic acquisitions that align with the objectives of our five-year plan. We have demonstrated a very prudent and disciplined approach to acquisitions and investments over our thirty year history. We have successfully completed and integrated several transactions with the most recent ones being Lifecore in April 2010, Windset in February 2011, and GreenLine in April 2012. All three of these transactions have been extremely successful both financially and operationally.”

Ms. Hemmeter continued, “We are focused on expanding existing operations for our current product segments that are experiencing double-digit growth and fueling internal innovation to further enhance that growth in current and new product segments. This new credit facility provides the necessary capital flexibility to enable us to achieve our long term goals and continue to create value for consumers, our customers and our shareholders.”

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged food and biomaterial markets. Apio, Landec’s food business, is the leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

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